Park & Kingston Apartments | Charlotte, NC

IN
4 FT 11 IN
Fox Hill | Austin, TX

BLUEROCK RESIDENTIAL GROWTH REIT™

Q2 2015 EARNINGS SUPPLEMENT

Listed on the NYSE MKT: BRG

Alexan CityCentre (rendering) | Houston, TX

Whetstone Apartments | Durham, NC

1

Bluerock Residential Growth REIT, Inc.
Second Quarter 2015
Supplement Financial Information
(Unaudited)

Table of Contents

Second Quarter Earnings Release	2

Financial and Operating Highlights	13

Share and Dividend Information	14

EBITDA and Interest Information	15

Financial Statistics	16

Recent Acquisitions and Pending Investments and Dispositions	17

Investments in Unconsolidated Real Estate Joint Ventures	18

Portfolio Information	19

Development Properties	20

Condensed Consolidated Balance Sheets	21

Consolidated Statements of Operations	22

Reconciliation of Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)	23

Debt Summary Information	24

Third Quarter 2015 Outlook	26

Definitions of Non-GAAP Financial Measures	27

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur, including statements relating to the Company’s operating environment, operating trends, and outlook. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 4, 2015, and subsequent filings by the Company with the SEC, including our periodic reports. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

2

Bluerock Residential Growth REIT, Inc.
Second Quarter Earnings

Bluerock Residential Growth REIT Announces Second Quarter 2015

AFFO per share of $0.19 exceeding Guidance of $0.15 - $0.16

Pro Forma AFFO per share of $0.34 exceeding Guidance of $0.26 - $0.28

New York, NY (August 11, 2015) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (“the Company”) announced today its financial results for the quarter ended June 30, 2015.

Highlights

•	Adjusted funds from operations (“AFFO”) grew 288% to $3.1 million for the quarter from $0.8 million for the prior year quarter.

•	AFFO per share grew 46% to $0.19 for the second quarter of 2015 from $0.13 for the second quarter of 2014, and exceeding guidance of $0.15 - $0.16.

•	Excluding the impact of the Company’s May follow-on offering (i.e. increase in cash and shares), AFFO was $0.23 per share vs. the Company’s AFFO guidance of $0.15 to $0.16 per share.

•	AFFO pro forma for the investment of cash from the Company’s January follow-on offering (Pro Forma AFFO), was $0.34 per share for the second quarter of 2015 vs. guidance of $0.26 to $0.28 per share.

•	Total revenues grew 35% to $10.5 million for the quarter from $7.8 million for the prior year quarter as a result of significant investment activity in the past year.

•	Property Net Operating Income (NOI) grew 39% to $6.1 million for the quarter, from $4.4 million in the prior year quarter.

•	Property NOI margins improved 160 basis points to 58.3% of revenue for the quarter, from 56.7% of revenue in the prior year quarter.

•	Same store NOI increased 10.3% for the quarter, as compared to the prior year quarter.

•	Net loss attributable to common stockholders for the second quarter of 2015 improved to $0.6 million, as compared to a net loss of $4.5 million in the prior year period. Net loss included non-cash items of $3.6 million in the second quarter vs. $2.5 million for the prior year period.

•	Consolidated real estate investments, at cost, increased 22% to $366 million at June 30, 2015 from $300 million at December 31, 2014.

•	BRG increased its ownership interests in two properties, and made convertible preferred investments in two additional properties and one existing property totaling 758 units during the second quarter. In addition, BRG was pursuing completion of transactions involving seven properties with a total cost of $290 million and representing 1,917 units which it has under contract or letter of intent.

3

Bluerock Residential Growth REIT, Inc.
Second Quarter Earnings

•	The Company’s Board of Directors, after discussion with the Manager, elected to pay the full amount of the second quarter’s base management fee of $0.7 million in LTIP Units in lieu of cash payment. This favorably impacted AFFO per share by $0.04 and pro forma AFFO per share by $0.05.

•	On May 22, 2015, the Company completed a follow-on stock offering of 6,348,000 shares of Class A common stock at a public offering price of $13.00 per share, including the full exercise of the underwriter’s overallotment for gross proceeds of $82.5 million.

•	The Company declared monthly dividends for the third quarter of 2015 equal to a quarterly rate of $0.29 per share on the Company's Class A and B common stock. This equates to a 9.2% annualized yield based on the closing price of $12.66 for the Class A common stock as of June 30, 2015.

•	The Company was added to the Russell 2000 and Russell 3000 Indexes as of June 26, 2015.

Management Commentary

“Our existing portfolio continues to perform at or above our previously issued guidance,” said Ramin Kamfar, the Company’s Chairman and CEO. We continue to see an attractive pipeline of potential investments and look forward to continue to execute our business plan in the third quarter. We are pleased to have the Manager receive LTIP Units in lieu of cash for its management fee given our strong belief in the value of BRG at current levels and to demonstrate alignment with our investors.”

Second Quarter 2015 Acquisition Activity

•	During the second quarter, the Company made additional investments to increase its ownership in Park & Kingston, a 153-unit Class AA apartment community in Charlotte, North Carolina from 47% to 96%, and in Fox Hill, a 288-unit Class A apartment community in Austin, Texas from 85% to 95%.

•	On May 20, 2015, the Company made a convertible preferred equity investment in a 204-unit Class A apartment community located in Durham, North Carolina, known as Whetstone Apartments. The investment is structured to provide a 15% current return, with an option to convert into majority ownership of the underlying asset upon stabilization.

•	On May 29, 2015, the Company made a convertible preferred equity investment to develop a 285-unit Class A, apartment community located in Atlanta, Georgia, to be known as Cheshire Bridge Apartments. The investment is structured to provide a 15% current return, with an option to convert into majority ownership of the underlying asset upon stabilization.

Pending Investments

•	On May 12, 2015, the Company committed to making an acquisition of a two-phase 473-unit Class A apartment community in Charlotte, NC, known as the Ashton Reserve Apartments, for a purchase price of $44.8 million for Phase I and $21.8 million for Phase II. Built in two phases in 2013 and 2015, Ashton Reserve features high-end one, two and three bedroom layouts. The Company is investing approximately $21 million for 100% ownership interest with the property being financed with loans of approximately $47 million. The Company underwriting assumes cap rates of 6.0% and 5.8% on Phase I and II, respectively, which is 50 to 70 basis points better than market.

•	On June 23, 2015, the Company committed to making an acquisition of a 95% interest in a 252-unit Class A apartment community located in Orlando, Florida, known as Century Palms at World Gateway for $37 million. The property will be financed with a loan of approximately $25 million. The Company is investing approximately $14 million for the interest in the property. The Company’s underwriting assumes a stabilized cap rate of 6.4%, versus local market cap rates of approximately 5.3% - 5.5%.

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Bluerock Residential Growth REIT, Inc.
Second Quarter Earnings

•	The Company has a letter of intent (LOI) on a 242-unit to-be-built Class A apartment community located in Raleigh, North Carolina. This investment is structured to provide us with a 15% current return on investment with an option to convert into majority ownership of the underlying property upon stabilization. Projected development costs are expected to be approximately $38 million. The Company is investing approximately $16 million and is underwriting a return on cost of approximately 7.0% to 7.5% at stabilization versus market cap rates of 4.5% to 5.0% for comparable product.

•	The Company has a LOI on two new-built Class A assets totaling 674-units in the Dallas Fort Worth Metro. The Company expects to invest approximately $30 million. The Company’s underwriting assumes a stabilized cap rate of approximately 6.0% versus market cap rates for similar quality product in the 5.0% - 5.25% range.

•	The Company has a LOI on a 276-unit to-be-built Class A apartment community located in Jacksonville, Florida. This investment is structured to provide us with a 15% current return on investment with an option to convert into majority ownership of the underlying property upon stabilization. Projected development costs are expected to be approximately $50 million. The Company is investing $13 million and is underwriting a return on cost of approximately 7.0% to 7.5% at stabilization.

Second Quarter 2015 Financial Results

AFFO for the second quarter of 2015 increased by 288% to $3.1 million, or $0.19 per diluted share, as compared to $0.8 million, or $0.13 per share in the prior year period. The increase in AFFO from the prior year period was driven primarily by improvements in property NOI of $1.7 million, equity in income of unconsolidated real estate joint ventures of $1.2 million caused by expanding the size of our portfolio, the payment of the base management fee of $0.7 million in LTIP Units, and was offset by higher interest expense of $0.7 million.

Net loss attributable to common stockholders for the second quarter of 2015 improved to $0.6 million, as compared to a net loss of $4.5 million in the prior year period. The decrease in the net loss for the 2015 second quarter was partially derived from increases in property NOI of $1.7 million, equity in income of unconsolidated real estate joint ventures of $1.2 million, and decreases in acquisition expenses of $2.9 million, offset by increases of interest expense of $0.7 million, management fees of $0.5 million and loss attributable to noncontrolling interest of $0.7 million.

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Bluerock Residential Growth REIT, Inc.
Second Quarter Earnings

Same Store Portfolio Performance

Same store NOI for the second quarter of 2015 increased by 10.3% from the same period in the prior year. There was a 5.9% increase in same store property revenues as compared to the same prior year period, primarily attributable to a 3.8% increase in average rent per occupied unit and a 0.60% increase in average occupancy.

Portfolio Summary and Transaction Activity

The following is a summary of our investments as of June 30, 2015:

Property Name	Location	Year Built/ Renovated (1)	Ownership Interest	Units	Average Rent	% Occupied
MDA Apartments	Chicago, IL	2006	35%	190	$2,231	95%
Alexan CityCentre (2)	Houston, TX	Est. 2017	*	340	$2,144	-
Alexan Southside Place (2)	Houston, TX	Est. 2018	*	269	$2,019	-
Cheshire Bridge (2)	Atlanta, GA	Est. 2017	*	285	$1,559	-
Enders Place at Baldwin Park	Orlando, FL	2003	90%	220	$1,534	95%
Whetstone (3)	Durham, NC	2015	*	204	$1,325	-
EOS (2)	Orlando, FL	Est. 2015	*	296	$1,211	-
Park & Kingston	Charlotte, NC	2014	96%	153	$1,177	98%
Lansbrook Village	Palm Harbor, FL	2004	77%	599	$1,143	93%
ARIUM Grandewood	Orlando, FL	2005	95%	306	$1,139	95%
Village Green of Ann Arbor	Ann Arbor, MI	2013	49%	520	$1,137	98%
Fox Hill	Austin, TX	2010	95%	288	$1,077	94%
North Park Towers	Southfield, MI	2000	100%	313	$1,052	95%
Springhouse at Newport News	Newport News, VA	1985	75%	432	$819	94%
Villas at Oak Crest	Chattanooga, TN	1999	67%	209	$813	98%
Total/Average (4)				4,624	$1,316	95%

(1) All dates are for the year construction was completed, except MDA City Apartments, Village Green of Ann Arbor, Villas at Oak Crest and North Park Towers, for which the date represents the most recent year that a significant renovation program was completed.

(2) Property is in development and the Company holds a preferred equity investment with an option to convert into partial ownership of the underlying asset upon stabilization. Average rent represents pro forma average rent expected upon stabilization.

(3) Property is in lease-up and the Company holds a preferred equity investment with an option to convert into partial ownership of the underlying asset upon stabilization. Average rent represents pro forma average rent expected upon stabilization.

(4)Total average excluding pro forma expected rent for the four development properties, Alexan CityCentre, Alexan Southside Place, Cheshire Bridge and EOS, and one lease-up property, Whetstone, is $1,156.

* The Company has made a convertible preferred equity investment in a multi-tiered joint venture that is convertible into a common membership interest. The preferred investment earns a preferred return of 15%.

Q3 2015 Outlook

For the third quarter of 2015, the Company anticipates AFFO in the range of $0.14 to $0.16 per share; and $0.26 to $0.28 per share on a pro forma basis. For assumptions underlying earnings guidance, please see p. 26 of Company’s Q2 2015 Earnings Supplement available under Investor Relations on the Company’s website (www.bluerockresidential.com). Pro forma AFFO is used for illustrative purposes only, is hypothetical and does not represent historical performance or management’s estimates or projections for future performance.

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Bluerock Residential Growth REIT, Inc.
Second Quarter Earnings

Dividend Details

On July 10, 2015, our board of directors authorized, and we declared, monthly dividends for the third quarter of 2015 equal to a quarterly rate of $0.29 per share on our Class A common stock and $0.29 per share on our Class B common stock, payable to the stockholders of record as of July 25, 2015, August 25, 2015 and September 25, 2015, which will be paid in cash on August 5, 2015, September 5, 2015 and October 5, 2015, respectively. Holders of OP and LTIP Units are entitled to receive "distribution equivalents" at the same time as dividends are paid to holders of our Class A common stock.

The declared dividends equal a monthly dividend on the Class A common stock and the Class B common stock as follows: $0.096667 per share for the dividend paid to stockholders of record as of July 25, 2015 and August 25, 2015, and, $0.096666 per share for the dividend paid to stockholders of record as of September 25, 2015. A portion of each dividend may constitute a return of capital for tax purposes. There is no assurance that we will continue to declare dividends or at this rate.

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Adjusted Funds from Operations

Funds from operations (“FFO”) is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or (“NAREIT's”), definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

In addition to FFO, we use adjusted funds from operations (“AFFO”). AFFO is a computation made by analysts and investors to measure a real estate company's operating performance by removing the effect of items that do not reflect ongoing property operations. To calculate AFFO, we further adjust FFO by adding back certain items that are not added to net income in NAREIT's definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee payable to our Manager only, we further adjust FFO to include any realized gains or losses on our real estate investments).

7

Bluerock Residential Growth REIT, Inc.
Second Quarter Earnings

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition expenses and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired interests in eight additional properties subsequent to June 30, 2014 and sold three properties that were owned during the quarter ended June 30, 2014. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance (unaudited and dollars in thousands, except share and per share data).

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Bluerock Residential Growth REIT, Inc.
Second Quarter Earnings

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net (loss) income attributable to common shareholders	$(582)	$(4,536)	$2,731	$(5,583)

Common stockholders pro-rata share of:
Real estate depreciation and amortization(1)	2,647	2,225	4,559	2,700
Gain on sale of joint venture interests	2	-	(5,322)	(448)
Funds from Operations (FFO)	$2,067	$(2,311)	$1,968	$(3,331)

Common stockholders pro-rata share of:
Amortization of non-cash interest expense	72	(36)	95	(8)
Acquisition and disposition costs	210	2,852	685	3,339
Normally recurring capital expenditures	(184)	(71)	(298)	(90)
Non-cash equity compensation	927	337	2,292	351
Adjusted Funds from Operations (AFFO)	$3,092	$771	$4,742	$261

Weighted average common shares outstanding	16,353,209	5,823,296	14,461,064	3,452,032

PER SHARE INFORMATION:
FFO - diluted	$0.13	$(0.40)	$0.14	$(0.96)
AFFO - diluted	$0.19	$0.13	$0.33	$0.08

Pro forma AFFO - diluted (2)	$0.34	N/A	N/A	N/A

(1)    The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

(2) Pro forma AFFO for the three months ended June 30, 2015 assumes the following pipeline transactions had occurred on April 1, 2015: (i) investment of approximately $8.7 million in the second funding of the Alexan Southside Place in Houston, Texas; (ii) investment of approximately $1.3 million to increase our ownership in our existing Fox Hill and Park & Kingston properties; (iii) investment of approximately $15.0 million in convertible preferred equity in Cheshire Bridge, a Class A asset in Atlanta, Georgia; (iv) investment of approximately $26.0 million in the acquisition of two Class A assets our Sponsor currently has under LOI in North Carolina; and (v) investment of approximately $10.1 million in convertible preferred equity in a development asset our Sponsor currently has under LOI in a target Florida market. Pro forma AFFO does not include the impact of the May 2015 Follow-On Offering, i.e. it does not include the benefit from the investment of proceeds from the follow-on offering or the impact of the additional share issuance. The pro forma AFFO guidance is being presented solely for the purpose of illustrating the potential impact of these pipeline transactions as if they had occurred at April 1, 2015, based on information currently available to management. The Company is providing no assurances that any of the above transactions will close, and the failure of any of these transactions to close would significantly impact pro forma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the pro forma guidance, and actual quarterly results will differ significantly from the pro forma guidance shown above.

Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA")

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. We consider EBITDA to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unclouded by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items.

9

Bluerock Residential Growth REIT, Inc.
Second Quarter Earnings

Below is a reconciliation of net income applicable to common stockholders to EBITDA (unaudited and dollars in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net (loss) income attributable to common stockholders	$(582)	$(4,536)	$2,731	$(5,583)
Net (loss) income attributable to noncontrolling interest	(122)	(831)	5,912	(972)
Interest expense	2,726	2,071	5,018	3,415
Depreciation and amortization	3,741	3,783	6,506	5,003
Non-cash equity compensation	936	352	2,331	366
Acquisition costs	221	3,136	670	3,150
Loss on early extinguishment of debt	-	-	-	880
Gain on sale of joint venture interest	-	-	-	(1,006)
Loss (gain) on sale of unconsolidated joint venture interest	15	-	(11,292)	-

EBITDA	$6,935	$3,975	$11,876	$5,253

Recurring Capital Expenditures

We define recurring capital expenditures as expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non- recurring capital expenditures.

Non-Recurring Capital Expenditures

We define non-recurring capital expenditures as expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing.

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period.

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance. The following table reflects same store and non-same store contributions to consolidated NOI together with a reconciliation of NOI to net loss as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

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Bluerock Residential Growth REIT, Inc.
Second Quarter Earnings

	Three Months Ended (1)		Six Months Ended (2)
	June 30,		June 30,
	2015	2014	2015	2014
Net operating income
Same store	3,643	3,302	4,002	3,554
Non-same store	2,454	1,485	7,404	3,543
Total net operating income	6,097	4,787	11,406	7,097
Less:
Interest expense	2,676	2,209	5,041	3,481
Total property income	3,421	2,578	6,365	3,616
Less:
Noncontrolling interest pro-rata share of property income	941	1,318	1,877	2,011
Other income (loss) related to JV/MM entities	36	30	53	39
Pro-rata share of total properties’ income	2,444	1,230	4,435	1,566
Less pro-rata share of:
Depreciation and amortization	2,647	2,225	4,559	2,700
Amortization of non-cash interest expense	71	(36)	96	(8)
Line of credit interest, net	-	4	-	191
Management fees	701	533	2,120	658
Acquisition and disposition costs	210	2,852	685	3,339
Corporate operating expenses	732	361	1,639	890
Add pro-rata share of:
Other income	51	72	68	72
Equity in operating earnings of unconsolidated joint ventures	1,286	101	2,005	101
Gain on sale of joint venture interest	(2)	-	5,322	448
Net (loss) income attributable to common stockholders	(582)	(4,536)	2,731	(5,583)

(1) Same Store sales for the three months ended June 30, 2015 related to the following properties: Springhouse at Newport News, Enders Place at Baldwin Park, MDA Apartments, Village Green of Ann Arbor and North Park Towers.

(2) Same Store sales for the six months ended June 30, 2015 related to the following properties: Springhouse at Newport News, Enders Place at Baldwin Park and MDA Apartments.

Conference Call

All interested parties can listen to the live conference call webcast at 12:00 PM ET on Tuesday, August 11, 2015 by dialing +1 (877) 270-2148 within the U.S., or +1 (412) 902-6510, and requesting the "Bluerock Residential Conference." For those who are not available to listen to the live call, the webcast will be available for replay on the Company’s website two hours after the call concludes, and will remain available until November 11, 2015 at http://services.choruscall.com/links/blue150811.html, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10070539.

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Bluerock Residential Growth REIT, Inc.
Second Quarter Earnings

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust that focuses on acquiring a diversified portfolio of Class A institutional-quality apartment properties in demographically attractive growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through improvements to operations and properties. The Company generally invests with strategic regional partners, including some of the best-regarded private owner-operators in the United States, making it possible to operate as a local sharpshooter in each of its markets while enhancing off-market sourcing capabilities. The Company is listed on the Russell 2000 and Russell 3000 Indexes. The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 4, 2015, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact

(Media)

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

##

12

Bluerock Residential Growth REIT, Inc.
Financial and Operating Highlights
For the Three and Six Months Ended June 30, 2015 and 2014
(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
OPERATING INFORMATION	2015	2014	% Change	2015	2014	% Change

Total revenue	$10,469	$7,765	34.8%	$19,505	$10,991	77.5%

Property NOI margins	58.3%	56.7%	2.8%	57.8%	55.1%	4.9%

Property NOI	$6,107	$4,405	38.6%	$11,279	$6,051	86.4%

General and administrative expenses as a percentage of revenue(1)	4.9%	5.0%	-2.0%	5.0%	8.2%	39.0%

AFFO per share(2)	$0.19	$0.13	46.2%	$0.33	$0.08	312.5%

Pro forma AFFO per share(3)	$0.34	N/A	-	N/A	N/A	-

Dividend per share	$0.29	$0.29	-	$0.58	$0.34	-

(1) General and administrative expenses exclude non-cash amortization expense.

(2) See page 27 for the Company's definition of this non-GAAP measurement and reasons for using it.

(3) Pro forma AFFO for the three months ended June 30, 2015 assumes the following pipeline transactions had occurred on April 1, 2015: (i) investment of approximately $8.7 million in the second funding of the Alexan Southside Place in Houston, Texas; (ii) investment of approximately $1.3 million to increase our ownership in our existing Fox Hill and Park & Kingston properties; (iii) investment of approximately $15.0 million in convertible preferred equity in Cheshire Bridge, a Class A asset in Atlanta, Georgia; (iv) investment of approximately $26.0 million in the acquisition of two Class A assets our Sponsor currently has under LOI in North Carolina; and (v) investment of approximately $10.1 million in convertible preferred equity in a development asset our Sponsor currently has under LOI in a target Florida market. Pro forma AFFO does not include the impact of the May 2015 Follow-On Offering, i.e. it does not include the benefit from the investment of proceeds from the follow-on offering or the impact of the additional share issuance. The pro forma AFFO guidance is being presented solely for the purpose of illustrating the potential impact of these pipeline transactions as if they had occurred at April 1, 2015, based on information currently available to management. The Company is providing no assurances that any of the above transactions will close, and the failure of any of these transactions to close would significantly impact pro forma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the pro forma guidance, and actual quarterly results will differ significantly from the pro forma guidance shown above.

13

Bluerock Residential Growth REIT, Inc.

Share and Dividend Information

Second Quarter 2015

(Unaudited and dollars in thousands except for share and per share data)

Weighted Average Common Shares and Units Outstanding for the quarter ended June 30, 2015
Class A common stock	15,290,148
Class B-2 common stock	353,630
Class B-3 common stock	353,629
LTIP Units	372,256
OP Units	282,759
Weighted Average Common Shares and Units Outstanding, Diluted	16,652,422

Outstanding Common Shares and Units at June 30, 2015	20,242,147

Common Dividend Yield
Annualized dividend rate (1)	$1.16
Price per share (2)	$12.66
Annualized dividend yield	9.16%

(1) Annualized rate based on $0.29 quarterly dividend for the quarter ending June 30, 2015, paid monthly. Actual dividend amounts will be determined by the Board of Directors.

(2) Closing share price of $12.66 as of June 30, 2015.

14

Bluerock Residential Growth REIT, Inc.

EBITDA and Interest Information

Second Quarter 2015

(Unaudited and dollars in thousands)

	Consolidated	Noncontrolling Interests' Share	BRG's Share
	Three Months Ended	Three Months Ended	Three Months Ended
	June 30, 2015	June 30, 2015	June 30, 2015
Q2 EBITDA CALCULATION
Net (loss) income attributable to common stockholders	$(582)	$-	$(582)
Net (loss) income attributable to noncontrolling interest	(122)	122	-
Interest expense	2,726	(865)	1,861
Acquisition costs	221	(11)	210
Depreciation and amortization	3,741	(1,094)	2,647
Non-cash equity compensation	936	(9)	927
EBITDA including gain on sale of real estate and other assets	$6,920	$(1,857)	$5,063
Loss on sale of real estate and other assets	15	(13)	2
EBITDA (1)	$6,935	$(1,870)	$5,065

Adjusted Q2 EBITDA calculation (2)
EBITDA	$6,935	$(1,870)	$5,065
Adjustment	1,757	(531)	1,226
Adjusted Q2 EBITDA	$8,692	$(2,401)	$6,291
Adjusted Q2 EBITDA annualized	$34,768	$(9,604)	$25,164

Adjusted Q2 interest calculation (2)(3)
Interest Expense	$2,672	$(876)	$1,796
Adjustment	-	57	57
Adjusted Q2 interest expense	$2,672	$(819)	$1,853
Adjusted Q2 interest expense annualized	$10,688	$(3,276)	$7,412

(1) See page 28 for a reconciliation of net income applicable to common shares to EBITDA and the Company's definition of EBITDA and reasons for using it.

(2) Adjustment to EBITDA and interest expense represents the estimated impact over the full period of the following acquisition and disposition transaction activity assuming the transactions had occured on April 1, 2015: (i) acquisition of Fox Hill and Park & Kingston at current ownership percentages, (ii) preferred investment in Alexan Southside Place, Cheshire, and Whetstone and (ii) wind down costs related to 23Hundred@Berry Hill, Estates at Perimeter, and The Grove at Waterford. Actual results may differ significantly from the presented, adjusted amounts including annualized amounts.

(3) Interest expense excludes fair market value adjustments and amortization of deferred financing costs.

15

Bluerock Residential Growth REIT, Inc.

Financial Statistics

Second Quarter 2015

(Unaudited and dollars in thousands except for share and per share data)

			Noncontrolling
	Consolidated		Interests' Share	BRG's Share
	Three Months Ended		Three Months Ended	Three Months Ended
	June 30, 2015		June 30, 2015	June 30, 2015

Interest Coverage Ratio
Adjusted Q2 EBITDA *	$8,692		$(2,401)	$6,291
Adjusted Q2 interest expense *	$2,672		$(819)	$1,853
Interest Coverage Ratio	3.25	x		3.40	x

Quarterly Fixed Charge Coverage Ratio
Adjusted Q2 interest expense (4) *	$2,672		$(819)	$1,853
Secured debt principal amortization	$339		$(123)	$216
Total fixed charges	$3,011		$(942)	$2,069
Adjusted Q2 EBITDA *	$8,692		$(2,401)	$6,291
Adjusted Q2 EBITDA fixed charge coverage ratio	2.89	x		3.04	x

Net Debt / Adjusted EBITDA Ratio
Total debt (1)	$254,501		$(69,908)	$184,593
Less: cash (3)	$(100,489)		$3,487	$(97,002)
Net debt (less cash)	$154,012		$(66,421)	$87,591
Adjusted Q2 EBITDA (annualized)*	$34,768		$(9,604)	$25,164
Net Debt / Adjusted EBITDA Ratio	4.43	x		3.48	x

Leverage as a Percentage of assets
Total debt (1)	$254,501		$(69,908)	$184,593
Total undepreciated assets (2)	$532,660		$(108,762)	$423,898
Total Debt / Total Undepreciated Assets	47.8%			43.5%
Net Debt / Total Undepreciated Assets	28.9%			20.7%

Leverage as a Percentage of Enterprise Value
Total market cap	$252,686		$-	$252,686
Total debt (1)	$254,501		$(69,908)	$184,593
Total Enterprise Value	$507,187		$(69,908)	$437,279
Total Debt / Total Enterprise Value	50.2%			42.2%
Net Debt / Total Enterprise Value	30.4%			20.0%

(1) Total debt excludes amortization of fair market value adjustments of $0.7 million.

(2) Total undepreciated assets is calculated as total assets plus accumulated depreciation on real estate assets.

(3) Cash includes cash, cash equivalents, and restricted cash.

(4) Interest expense excludes fair market value adjustments and amortization of deferred financing costs.

* Adjustment to EBITDA and interest expense represents the estimated impact over the full period of the following acquisition and disposition transaction activity assuming the transactions had occured on April 1, 2015: (i) acquisition of Fox Hill and Park & Kingston at current ownership percentages, (ii) preferred investment in Cheshire and Whetstone and (ii) wind down costs related to 23Hundred@Berry Hill, Estates at Perimeter, and The Grove at Waterford. Actual results may differ significantly from the presented, adjusted amounts including annualized amounts. See prior page for calculations.

16

Bluerock Residential Growth REIT, Inc.

Recent Acquisitions and Pending Investments and Dispositions

(Unaudited and dollars in millions, except unit and per unit data)

Summary of Recent Acquisitions and Pending Investments

Property	Location	Date of Investment	Date Built	Number of Units	Ownership Interest in Property		Purchase Price	Average Rent(4)
Recent Acquisitions
Alexan Southside Place(1)(2)	Houston, TX	1/12/2015	2017	269	*		$48.6	$2,019
Park & Kingston	Charlotte, NC	3/16/2015	2014	153	96.0%		27.9	1,177
Fox Hill	Austin, TX	3/26/2015	2010	288	94.6%		38.2	1,077
Whetstone(1)	Durham, NC	5/20/2015	2015	204	*		35.6	1,325
Cheshire Bridge(1)(2)	Atlanta, GA	5/29/2015	2017	285	*		48.7	1,559
Total/Average for recent acquisitions				1,199			$198.9	$1,459
Pending Investments
San Marco (1)	Jacksonville, FL		2017	276	*			$1,514
Raleigh Property (1)	Raleigh, NC		2016/2017	242	*			1,402
Dallas Portfolio	Dallas & Fort Worth, TX		2014	674	95.0	%(3)		1,265
Ashton I	Charlotte, NC		2012	322	100.0	%(3)		1,144
Ashton II	Charlotte, NC		2015	151	100.0	%(3)		1,207
Century Palms	Orlando, FL		2007	252	95.0	%(3)		1,165
Total/Average for pending investments				1,917			$291.4	$1,283
Total recent acquisitions and pending investments				3,116			$490.3	$1,350

(1) Represents a preferred convertible equity investment which pays a preferred return of 15% and is convertible to common equity at BRG's option upon stabilization.

(2) Property is currently under development. Purchase price represents current development cost budget. Average rents are based on current underwriting.

(3) Represents expected ownership percentage.

(4) Average rent represents the average monthly rent of occupied units during the quarter. The average rent for Alexan Southside Place, Whetstone, Cheshire Bridge and the pending investments is pro forma based on underwriting.

Summary of Recent Dispositions

Property	Location	Date Sold	Number of Units	Ownership Interest in Property	Sale Price	BRG Net Proceeds	IRR	Return on Capital
23Hundred @ Berry Hill	Nashville, TN	1/14/2015	266	19.8%	$61.2	$7.3	60%	282%

17

Bluerock Residential Growth REIT, Inc.

Investments in Unconsolidated Real Estate Joint Ventures

(Unaudited and dollars in millions, except unit and per unit data)

Multifamily Community Name	Location	Number of Units	Investment as of March 31, 2015	Additional Investments during the quarter	Investment as of June 30, 2015	Preferred Return	Income Earned during the quarter

Villas at Oak Crest	Chattanooga, TN	209	$3,163	$(7)	$3,156	15%	$106
Alexan CityCentre	Houston, TX	340	6,505		6,505	15%	243
EOS	Orlando, FL	296	3,629		3,629	15%	136
Alexan Southside Place (1)	Houston, TX	269	8,679	8,643	17,322	15%	424
Whetstone (2)	Durham, NC	204	-	12,231	12,231	15%	206
Cheshire Bridge (3)	Atlanta, GA	285	-	15,639	15,639	15%	196
Other			322	(265)	57		(16)
		1,603	$22,298	$36,241	$58,539		$1,295

(1) The additional investment for Alexan Southside Place was made on June 2, 2015.

(2) The investment for Whetstone was made on May 20, 2015.

(3) The investment for Cheshire Bridge was made on May 29, 2015.

18

Bluerock Residential Growth REIT, Inc.

Portfolio Information

Second Quarter 2015

(Unaudited)

Properties	Location	Number of Units	Year Built/ Renovated(1)		Average Monthly Rent(6)		Revenue per Occupied Unit(9)	Average Occupancy
Operating Properties:
MDA Apartments	Chicago, IL	190	2006	(2)	$2,231		$2,258	94.9%
Enders Place at Baldwin Park	Orlando, FL	220	2003		1,534		1,638	94.7%
Whetstone	Durham, NC	204	2015		1,325		N/A	N/A
Park & Kingston	Charlotte, NC	153	2014		1,177		1,211	93.8%
Lansbrook Village	Palm Harbor, FL	599	2004	(3)	1,143		1,229	94.2%
ARIUM Grandewood	Orlando, FL	306	2005		1,139		1,194	95.7%
Village Green	Ann Arbor, MI	520	2013	(4)	1,137		1,176	92.9%
Fox Hill	Austin, TX	288	2010		1,077		1,144	93.8%
North Park Towers	Southfield, MI	313	2000		1,052		1,082	92.0%
Springhouse at Newport News	Newport News, VA	432	1985		819		850	92.4%
Villas at Oak Crest	Chattanooga, TN	209	1999	(5)	813		883	96.8%
Total Operating Properties		3,434			1,156	(7)	1,211	93.9%

Development Properties:
Alexan CityCentre	Houston, TX	340	2017		2,144	(8)
Alexan Southside Place	Houston, TX	269	2018		2,019	(8)
Cheshire Bridge	Atlanta, GA	285	2017		1,559	(8)
EOS	Orlando, FL	296	2015		1,211
Total Development Properties		1,190			1,745

Total Operating and Development Properties		4,624			$1,316		$1,211	93.9%

Pending Properties:
San Marco	Jacksonville, FL	276	2017		1,514		N/A	N/A
Raleigh Property	Raleigh, NC	242	2016/2017		1,402		N/A	N/A
Dallas Portfolio	Dallas & Fort Worth, TX	674	2014		1,265		N/A	N/A
Ashton Phase II	Charlotte, NC	151	2015		1,207		N/A	N/A
Century Palms	Orlando, FL	252	2007		1,165		N/A	N/A
Ashton Phase I	Charlotte, NC	322	2012		1,144		N/A	N/A
Total Pending Properties		1,917			1,283		N/A	N/A

Total Portfolio Including Pending Properties		6,541			$1,306		$1,211	93.9%

(1)	Represents the year of the most recently completed significant renovation or year built if there have been no significant renovations.

(2)	The MDA property’s original structure was built in 1929 as an office building and underwent a complete rehabilitation in 2006, converting the structure into a high-rise apartment community.

(3)	The Lansbrook property was constructed in rolling phases from 1998 to 2004.

(4)	The Village Green property was constructed in rolling phases from 1989 to 1992 and renovated in 2013.

(5)	Phase I (1985) features 121 units, with 88 units added in phase II (1999).

(6)	Average monthly rent per unit represents the average monthly rent of occupied units during the period.

(7)	Total excludes Whetstone, which is in lease-up.

(8)	Represents expected pro forma rent upon stabilization.

(9)	Revenue per occupied unit is total revenue divided by average number of occupied units during the period.

19

Bluerock Residential Growth REIT, Inc.

Development Properties

As of June 30, 2015

(Unaudited and dollars in thousands except for share and per share data)

This table includes forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause results to vary from those projected. Please see the paragraph on forward-looking statements on page 12 of this document for a discussion of risks and uncertainties.

					Estimated/Actual Dates for
Under Construction(1)	Total Units	Total Estimated Construction Cost	Cost to Date	Total Debt	Construction Start	Initial Occupancy	Construction Completion	Stabilized Operations(2)
Alexan CityCentre	340	$81.8	$25.7	$57.0	4Q14	4Q16	4Q17	1Q18
EOS	296	$36.8	$29.7	$27.5	2Q14	3Q15	4Q15	2Q16
Alexan Southside Place	269	$48.6	$3.0	$31.6	4Q15	2Q17	2Q18	3Q18
Cheshire Bridge	285	$48.7	$7.3	$36.5	4Q15	4Q16	2Q17	3Q17

(1) Properties are under development and the Company holds a preferred equity investment with an option to convert into partial ownership of the underlying asset upon stabilization.

(2) We defined stabilized occupancy as the earlier of the attainment of 90% physical occupancy or one year after the completion of construction.

20

Bluerock Residential Growth REIT, Inc.

Condensed Consolidated Balance Sheets

Second Quarter 2015

(Unaudited and dollars in thousands except for share and per share data)

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Net Real Estate Investments
Land	$45,281	$37,909
Building and improvements	297,468	240,074
Furniture, fixtures and equipment	8,501	6,481
Total Gross Operating Real Estate Investments	351,250	284,464
Accumulated depreciation	(16,121)	(10,992)
Total Net Operating Real Estate Investments	335,129	273,472
Operating real estate held for sale, net	15,029	14,939
Total Net Real Estate Investments	350,158	288,411
Cash and cash equivalents	95,429	23,059
Restricted cash	4,306	11,091
Due from affiliates	1,481	570
Accounts receivables, prepaids and other assets	2,616	753
Investments in unconsolidated real estate joint ventures	58,539	18,331
In-place lease intangible assets, net	634	745
Deferred financing costs, net	2,457	927
Non-real estate assets associated with operating real estate held for sale	917	2,199
Total Assets	$516,537	$346,086

LIABILITIES AND EQUITY
Mortgages payable	$243,744	$201,343
Mortgage payable associated with operating real estate held for sale	11,500	11,500
Accounts payable	787	634
Other accrued liabilities	5,394	3,345
Due to affiliates	2,818	1,946
Distributions payable	1,957	889
Liabilities associated with operating real estate held for sale	345	418
Total Liabilities	266,545	220,075

Equity
Stockholders' Equity
Preferred stock, $0.01 par value, 250,000,000 shares authorized; none issued and outstanding	-	-
Common stock - Class A, $0.01 par value, 747,586,185 shares authorized; 18,847,818 and 7,531,188 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	188	75
Common stock - Class B-1, $0.01 par value, 804,605 shares authorized; none and 353,630 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	-	4
Common stock - Class B-2, $0.01 par value, 804,605 shares authorized; 353,630 shares issued and outstanding	4	4
Common stock - Class B-3, $0.01 par value, 804,605 shares authorized; 353,629 shares issued and outstanding	4	4
Additional paid-in-capital	246,030	113,511
Distributions in excess of cumulative earnings	(27,574)	(21,213)
Total Stockholders' Equity	218,652	92,385

Noncontrolling Interests
Operating partnership units	2,850	2,949
Partially owned properties	28,490	30,677
Total Noncontrolling Interests	31,340	33,626
Total Equity	249,992	126,011
TOTAL LIABILITIES AND EQUITY	$516,537	$346,086

21

Bluerock Residential Growth REIT, Inc.

Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2015 and 2014

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues
Net rental income	$9,918	$7,439	$18,562	$10,569
Other property revenues	551	326	943	422
Total revenues	10,469	7,765	19,505	10,991
Expenses
Property operating	4,362	3,359	8,226	4,940
General and administrative	738	741	1,666	1,270
Management fees	706	206	2,155	323
Acquisition costs	221	3,136	670	3,150
Depreciation and amortization	3,741	3,783	6,506	4,819
Total expenses	9,768	11,225	19,223	14,502
Operating income (loss)	701	(3,460)	282	(3,511)
Other income (expense)
Other income	41	132	62	132
Equity in income of unconsolidated real estate joint ventures	1,295	87	2,025	81
(Loss) gain on sale of unconsolidated real estate joint venture interest	(15)	-	11,292	-
Interest expense, net	(2,726)	(2,071)	(5,018)	(3,266)
Total other (expense) income	(1,405)	(1,852)	8,361	(3,053)

Net (loss) income from continuing operations	(704)	(5,312)	8,643	(6,564)

Discontinued operations
Loss on operations of rental property	-	(55)	-	(117)
Loss on early extinguishment of debt	-	-	-	(880)
Gain on sale of joint venture interest	-	-	-	1,006
(Loss) income from discontinued operations	-	(55)	-	9

Net (loss) income	(704)	(5,367)	8,643	(6,555)
Net (loss) income attributable to noncontrolling interests Operating partnership units	(10)	(205)	65	(205)
Partially-owned properties	(112)	(626)	5,847	(767)
Net (loss) income attributable to noncontrolling interests	(122)	(831)	5,912	(972)
Net (loss) income attributable to common stockholders	$(582)	$(4,536)	$2,731	$(5,583)

22

Bluerock Residential Growth REIT, Inc.

Reconciliation of Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

For the Three and Six Months Ended June 30, 2015 and 2014

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net (loss) income attributable to common shareholders	$(582)	$(4,536)	$2,731	$(5,583)

Common stockholders pro-rata share of:
Real estate depreciation and amortization(1)	2,647	2,225	4,559	2,700
Loss (gain) on sale of joint venture interests	2	-	(5,322)	(448)
Funds from Operations (FFO)(2)	$2,067	$(2,311)	$1,968	$(3,331)

Common stockholders pro-rata share of:
Amortization of non-cash interest expense	72	(36)	95	(8)
Acquisition and disposition costs	210	2,852	685	3,339
Normally recurring capital expenditures	(184)	(71)	(298)	(90)
Non-cash equity compensation	927	337	2,292	351
Adjusted Funds from Operations (AFFO)(2)	$3,092	$771	$4,742	$261

Weighted average common shares outstanding(3)	16,353,209	5,823,296	14,461,064	3,452,032

PER SHARE INFORMATION:
FFO - diluted	$0.13	$(0.40)	$0.14	$(0.96)
AFFO - diluted	$0.19	$0.13	$0.33	$0.08
Pro forma AFFO - diluted (4)	$0.34	N/A	N/A	N/A

(1)    The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

(2)    See page 27 for the Company's definitions of these non-GAAP measurements. Individual line items included in FFO and AFFO calculations include results from discontinued operations where applicable.

(3)    Total weighted average shares for the quarter, including OP units of 282,759 was 16,635,968. AFFO related to the OP units is excluded from the calculation above. When including both, AFFO attributable to OP units and 282,759 of OP units in the weighted average share count, in the above calculation, AFFO is $0.13 per share.

(4)    Pro forma AFFO for the three months ended June 30, 2015 assumes the following pipeline transactions had occurred on April 1, 2015: (i) investment of approximately $8.7 million in the second funding of the Alexan Southside Place in Houston, Texas; (ii) investment of approximately $1.3 million to increase our ownership in our existing Fox Hill and Park & Kingston properties; (iii) investment of approximately $15.0 million in convertible preferred equity in Cheshire Bridge, a Class A asset in Atlanta, Georgia; (iv) investment of approximately $26.0 million in the acquisition of two Class A assets our Sponsor currently has under LOI in North Carolina; and (v) investment of approximately $10.1 million in convertible preferred equity in a development asset our Sponsor currently has under LOI in a target Florida market. Pro forma AFFO does not include the impact of the May 2015 Follow-On Offering, i.e. it does not include the benefit from the investment of proceeds from the follow-on offering or the impact of the additional share issuance. The pro forma AFFO guidance is being presented solely for the purpose of illustrating the potential impact of these pipeline transactions as if they had occurred at April 1, 2015, based on information currently available to management. The Company is providing no assurances that any of the above transactions will close, and the failure of any of these transactions to close would significantly impact pro forma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the pro forma guidance, and actual quarterly results will differ significantly from the pro forma guidance shown above.

23

Bluerock Residential Growth REIT, Inc.
Debt Summary Information
As of June 30, 2015
(Unaudited and dollars in thousands except for share and per share data)

Debt Outstanding

	Outstanding Principal	Interest Rate	Fixed/ Floating	Maturity Date
Springhouse at Newport News	$22,346	5.66%	Fixed	January 1, 2020
Enders Place at Baldwin Park(1)	25,325	4.30%	Fixed	November 1, 2022
MDA Apartments	37,600	5.35%	Fixed	January 1, 2023
Village Green of Ann Arbor	42,703	3.92%	Fixed	October 1, 2022
Lansbrook Village	43,628	4.44%	Blended (2)	March 31, 2018
ARIUM Grandewood	29,444	1.85%	Floating (3)	December 1, 2024
Fox Hill	26,705	3.57%	Fixed	April 1, 2022
Park & Kingston	15,250	3.21%	Fixed	April 1, 2020
Total	243,001
Fair value adjustments	743
Total continuing operations	243,744
North Park Towers - held for sale	11,500	5.65%	Fixed	January 6, 2024
Total	$255,244

Weighted Average Interest Rate	4.17%

(1) The principal includes a $17.3 million loan at a 3.97% interest rate and a $8.0 million supplemental loan at a 5.01% interest rate.

(2) The principal balance includes the initial advance of $42.0 million at a fixed rate of 4.45% and an additional advance of

$1.6 million that bears interest at a floating rate of three month LIBOR plus 3.00%, as of June 30, 2015, the additional advance had an interest rate of 3.31%.

(3) ARIUM Grandewood Senior Loan bears interest at a floating rate of 1.67% plus one month LIBOR. At June 30, 2015,

the interest rate was 1.85%.

Debt Maturity Schedule

Year	Fixed Rate	Floating Rate	Total	% of Total
2015	$717	$-	$717	0.28%
2016	2,702	24	2,725	1.07%
2017	3,019	33	3,052	1.20%
2018	43,290	1,572	44,861	17.63%
2019	2,937	-	2,937	1.15%
2020	38,602	-	38,602	15.17%
Thereafter	132,162	29,444	161,607	63.50%
Total	$223,429	$31,073	$254,501	100.00%

24

Bluerock Residential Growth REIT, Inc.

Debt Summary Information Continued

As of June 30, 2015

(Unaudited and dollars in thousands except for share and per share data)

	Amounts	% of Total	Weighted Average Rates	Weighted Average Maturities (years)
Continuing Operations
Secured Fixed Rate Debt:	$212,672	87.3%	4.43%	5.9
Secured Floating Rate Debt:	31,072	12.7%	1.90%	9.1
Total Secured Continuing Operations:	$243,744	100.0%	4.10%	6.3

Held for Sale
Secured Fixed Rate Debt:	$11,500	100.0%	5.65%	8.5
Secured Floating Rate Debt:	-	-	-	-
Total Secured Held for Sale:	$11,500	100.0%	5.65%	8.5

Total:	$255,244	100.0%	4.17%	6.4

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Bluerock Residential Growth REIT, Inc.
2015 Third Quarter Outlook
(Unaudited and dollars in thousands except for per share data)

	2015 Third Quarter Outlook
	($ in thousands except per share amounts)
	Q3 - Projected	Q3 - Proforma (7)
Earnings
Adjusted Funds From Operations per share	$0.14 - $0.16	$0.26 - $0.28

Operations
Revenue (1)	$10,740 - $10,880	$15,380 - $15,570
Property Operating Margin	56.1% - 57.8%	56.2% - 57.6%
Interest expense	$2,920	$3,980
General and administrative expenses as percentage of revenue (2)	4.2% - 4.1%	3.0% - 2.9%
Management fees	$890	$890
Depreciation and amortization expense	$3,470	*
Depreciation and amortization recapture (3)	76.9%	*
Equity in operating earnings in unconsolidated subsidiaries (4)	$2,030	$3,260
Noncontrolling interest (5)	(21.2)% - (0.7)%	1.8% - 3.5%
Recurring capex (6)	$250 - $210	$340 - $300

* Amount is indeterminable.

(1) Revenue includes only property level revenues and excludes income from preferred investments, which flow through the "Equity in operating earnings of unconsolidated subsidiaries" line item.

(2) General and administrative expenses exclude non-cash expenses, such as non-cash equity compensation.

(3) Represents estimated recapture of the Company's pro-rata share of depreciation for AFFO purposes and excludes depreciation and amortization on forecasted acquistions.

(4) Represents the Company's share of income from unconsolidated subsidiaries including preferred investment income.

(5) Represents estimated net income/loss (excluding non-cash mangagement fees, gain on sale of real estate assets, acquisition costs and depreciation on forecasted acquisitions) attributable to non-controlling interest of OP unit holders and joint venture partner interests.

(6) Estimate of the Company's pro-rata share of recurring capital expenditures for AFFO purposes.

(7) Pro forma guidance assumes the following pipeline transactions had occurred on July 1, 2015: (i) investment of approximately $21 million in the acquisition of two Class A assets the Company has under contract in North Carolina, (ii) investment of approximately $14 million in convertible preferred equity in a development asset the Company has under binding LOI in a target Florida market; (iii) investment of approximately $16 million in convertible preferred equity in a development asset our Sponsor entity has under binding LOI in a target North Carolina market; (iv) investment of approximately $13 million in a Class A asset the Company has under contract in Florida; and (v) investment of approximately $30 million in the acquisition of two Class A assets our Sponsor entity has under binding LOI in Texas. The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions as if they had occurred at July 1, 2015, based on information currently available to management. The Company is providing no assurances that any of the above transactions will close, and the failure of any of these transactions to close would significantly impact pro forma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the pro forma guidance, and actual quarterly results will differ significantly from the pro forma guidance shown above.

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Bluerock Residential Growth REIT, Inc.
Definitions of Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Adjusted Funds from Operations

Funds from operations (“FFO”), is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or (“NAREIT's”), definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

In addition to FFO, we use adjusted funds from operations (“AFFO”). AFFO is a computation made by analysts and investors to measure a real estate company's operating performance by removing the effect of items that do not reflect ongoing property operations. To calculate AFFO, we further adjust FFO by adding back certain items that are not added to net income in NAREIT's definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee payable to our Manager only, we further adjust FFO to include any realized gains or losses on our real estate investments).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition expenses and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired interests in eight additional properties and had three dispositions that were owned during the quarter ended June 30, 2014. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance (unaudited and dollars in thousands, except share and per share data).

Recurring Capital Expenditures

We define recurring capital expenditures as expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non-recurring capital expenditures.

Non-Recurring Capital Expenditures

We define non-recurring capital expenditures as expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing.

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented.

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Bluerock Residential Growth REIT, Inc.
Definitions of Non-GAAP Financial Measures
(Unaudited and dollars in thousands except for share and per share data)

Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA")

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. We consider EBITDA to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unclouded by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items. Below is a reconciliation of net (loss) income applicable to common shares to EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net (loss) income attributable to common stockholders	$(582)	$(4,536)	$2,731	$(5,583)
Net (loss) income attributable to noncontrolling interest	(122)	(831)	5,912	(972)
Interest expense	2,726	2,071	5,018	3,415
Depreciation and amortization	3,741	3,783	6,506	5,003
Non-cash equity compensation	936	352	2,331	366
Acquisition costs	221	3,136	670	3,150
Loss on early extinguishment of debt	-	-	-	880
Gain on sale of joint venture interest	-	-	-	(1,006)
Loss (gain) on sale of unconsolidated joint venture interest	15	-	(11,292)	-

EBITDA	$6,935	$3,975	$11,876	$5,253

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